Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2018 Operating Results

VALLEY COTTAGE, NY—May 9, 2019—CreditRiskMonitor (OTCQX: CRMZ) reported that for the 3 months ended March 31, 2019 revenues increased 4% to $3.50 million compared to $3.37 million in last year’s first quarter. Net loss for the quarter was approximately $136,500 compared to a net loss of approximately $255,400 in the prior year period. Cash and cash equivalents increased approximately $323,100 since 2018 year-end, to $8.39 million, and was down $329,900 from the balance at March 31, 2018.

Jerry Flum, CEO, said, “While we’re still reporting a net loss for the quarter we’re starting to see positive results from our investment in infrastructure and new data. Our loss from operations for the 3 months ended March 31, 2019 decreased significantly from the same period last year. Additionally, our balance sheet continues to be strong, which provides us the flexibility to manage our company for long-term shareholder value.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2019 AND 2018
(Unaudited)

	2019	2018

Operating revenues	$3,495,809	$3,371,924

Operating expenses:
Data and product costs	1,468,993	1,483,991
Selling, general and administrative expenses	2,167,411	2,188,124
Depreciation and amortization	50,989	47,048

Total operating expenses	3,687,393	3,719,163

Loss from operations	(191,584)	(347,239)
Other income, net	40,890	21,042

Loss before income taxes	(150,694)	(326,197)
Benefit from income taxes	14,226	70,761

Net loss	$(136,468)	$(255,436)

Net loss per common share of stock:
Basic and diluted	$(0.01)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	10,722,401	10,722,401

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2019 AND DECEMBER 31, 2018

	March 31, 2019	Dec. 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,389,953	$8,066,899
Accounts receivable, net of allowance	1,954,108	2,454,585
Other current assets	655,315	561,861

Total current assets	10,999,376	11,083,345

Property and equipment, net	532,624	543,762
Operating lease right-to-use asset	2,512,484	--
Goodwill	1,954,460	1,954,460
Other assets	44,513	35,613

Total assets	$16,043,457	$13,617,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$9,120,049	$8,738,445
Accounts payable	226,434	94,767
Current portion of operating lease liability	136,815	--
Accrued expenses	837,118	1,311,218

Total current liabilities	10,320,416	10,144,430

Deferred taxes on income, net	476,155	490,381
Operating lease liability	2,411,258	--
Other liabilities	--	24,537

Total liabilities	13,207,829	10,659,348

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,665,024	29,650,760
Accumulated deficit	(26,936,620)	(26,800,152)

Total stockholders’ equity	2,835,628	2,957,832

Total liabilities and stockholders’ equity	$16,043,457	$13,617,180

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.